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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF DAVIS POLK & WARDWELL]



                                February 12, 1998

Price Communications Cellular Holdings, Inc.
45 Rockefeller Plaza
New York, New York 10020

Price Communications Cellular Inc.
45 Rockefeller Plaza
New York, New York 10020

Ladies and Gentlemen:

        We have acted as special counsel to Price Communications Cellular Holdings, Inc. (the "Company") and Price Communications Cellular Inc. (the "Guarantor") in connection with the Company's offer (the "Exchange Offer") to exchange its 13 1/2% Series B Senior Secured Discount Notes due 2007 (the "New Notes") for any and all of its outstanding 13 1/2% Series A Senior Secured Discount Notes due 2007 (the "Old Notes") and the guarantee of the New Notes by the Guarantor (the "Guarantee").

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

        Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes and the Guarantee, we are of the opinion that the New Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer, will be valid and binding obligations of the Company and that the Guarantee, when the New Notes and the Guarantee are executed, authenticated and delivered
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Price Communications Cellular Holdings, Inc.                  February 12, 1998
Price Communications Cellular Inc.

                                       2

in accordance with the Exchange Offer, will be a valid and binding obligation of the Guarantor, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles. We express no opinion as to the enforceability of the security interest purported to be created thereby.

        We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

        This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose. Bank of Montreal Trust Company, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.


                                        Very truly yours

                                        /s/ Davis Polk & Wardwell